EXHIBIT 10.24
RETIREMENT PAYMENT AGREEMENT

AGREEMENT entered into as of the 1st day of September, 1987 between Clyde Savings and Loan Association, a domestic Corporation having its principal office in Clyde, North Carolina (hereinafter referred to as the Association) and Peggy C. Melville of Clyde, North Carolina (hereinafter referred to as the Employee).

WITNESSETH:

WHEREAS, the Employee is rendering valuable service and it is the desire of the Association to have the benefit of his continued loyalty and service and also to assist him in providing for the contingencies of retirement and death; and,

WHEREAS, the Employee hereby agrees to waive salary paid to him as an Employee in the amount of $200 per month for five years from the date of the execution of this agreement;

NOW THEREFORE, in consideration of the premises contained herein, the parties hereto mutually agree as follows:

1.           Retirement Benefit: Should the Employee still be in the employment of the Association upon attainment of his 65th birthday, the Association will commence to pay him $1,190 per month for a continuous period of 120 months. In the event that the Employee should die after becoming entitled to receive said monthly installments but before any or all of said installments have been paid, the Association will pay or will continue to pay said installments to such beneficiary or beneficiaries as the Employee has directed by filing with the Association a notice in writing. In the event of the death of the last named beneficiary before all the unpaid payments have been made, the balance of any amount which remains unpaid at said death shall be commuted on the basis of 7½ percent per annum compound interest and shall be paid in a single sum to the executor or administrator of the estate of the last named beneficiary to die. In the absence of any such beneficiary designation, any amount remaining unpaid at the Employee’s death shall be commuted on the basis of 7½  percent per annum compound interest and shall be paid in a single sum to the executor or administrator of the Employee’s estate.

2.           Death Benefit: Should the Employee die while in the employment of the Association and prior to the attainment of his 65th birthday, the Association (beginning at a date to be determined by the Association but within six months from the date of such death) will commence to pay $1,190 per month for a continuous period of 120 months to such beneficiary or beneficiaries as the Employee has directed by filing with the Association a notice in writing. Irrespective of the above, however, if the Employee dies as a result of suicide within two years of the execution of this agreement, the death benefit shall not exceed an amount equal to his waived salary plus interest at the rate of 7½ percent per annum compounded annually. In the event of the death of the last named beneficiary before all the unpaid payments have been made, the balance of any amount which remains unpaid at said death shall be commuted on the basis of 7½ percent per annum compound interest and shall be paid in a single sum to the executor or administrator of the estate of the last named beneficiary to die. In the absence of any such beneficiary designation, any amount remaining unpaid at the Employee’s death shall be commuted on the basis of 7½ percent per annum compound interest and shall be paid in a single sum to the executor or administrator of the Employee’s estate.

3.           Termination of Employment:

A.          If the Employee terminates his employment, for reasons other than death or the attainment of his 65th birthday, prior to two years from the execution date of this Agreement, the Employee’s benefits shall be limited to his waived salary plus interest at the rate of 7½ percent per annum compounded annually and shall be paid in a single sum as soon as practical following the termination of his employment.

B.          If the Employee terminates his employment, for reasons other than death or the attainment of his 65th birthday, at the end of two or more years from the execution date of this Agreement, he or his beneficiary, as applicable, shall be entitled upon the attainment of his 65th birthday, or his prior death, to a percentage of the retirement benefits stated in Section 1 of this Agreement as determined by the following table:

FULL NUMBER OF YEARS SERVED AS EMPLOYEE FROM DATE OF EXECUTION OF THIS AGREEMENT UNTIL TERMINATION OF DIRECTORSHIP	PERCENTAGE OF RETIREMENT BENEFITS STATED IN SECTION 1 OF THIS AGREEMENT TO WHICH THE EMPLOYEE IS ENTITLED
2	40%
3	60%
4	80%
5	100%

4.           Forfeiture Provisions:

A.           During the period the retirement benefit is payable to the Employee under Section 1 of this Agreement, the Employee shall not engage in business activities which are in competition with the Association without first obtaining the written consent of the Association.

B.           During the period the retirement payment is payable to the Employee under Section 1 of the Agreement, the Employee shall be available to render consulting services to the Association upon request by an officer of the Association, but such requests shall not be made more frequently than once each month. The Employee shall not be considered to have breached this condition if he is unable to consult because of his mental or physical disability.

C.           Payment of the retirement benefit under this Agreement may be terminated by the Association, if the Employee fails to comply with either of the conditions set forth in paragraph (A) and (B) of this Section 4.

5.           General Provisions:

A.           Except as otherwise provided by this Agreement, it is agreed that neither the Employee, nor his beneficiary shall have any right to commute, sell, assign, transfer or otherwise convey the right to receive any payments hereunder, which payments and the right thereto are expressly declared to be nonassignable and nontransferable.

B.           The benefits payable under this Agreement shall be independent of, and in addition to, any other employment agreements that may exist from time to time between the parties hereto, concerning any other compensation payable by the Association to the Employee whether as salary, bonus, or otherwise. This Agreement shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provision hereof restrict the right of the Association to discharge the Employee or restrict the right of the Association to discharge the Employee or restrict the right of the Employee to terminate his employment.

C.           The rights of the Employee under this Agreement and of any beneficiary of the Employee shall be solely those of an unsecured creditor of the Association. Any asset acquired by the Association in connection with the liabilities assumed by it hereunder, shall not be deemed to be held under any trust for the benefit of the Employee or his beneficiaries or to be considered security for the performance of the obligations of the Association but shall be, and remain, a general, unpledged, unrestricted asset of the Association.

D.           The Association hereby reserves the right to accelerate the payments specified in Sections 1, 2 and 3 above without the consent of the Employee, his estate, beneficiaries, or any other person claiming through or under him.

E.           The Association agrees that it will not merge or consolidate with any other Association or organization, or permit its business activities to be taken over by any other organization unless and until the succeeding or continuing Association or other organization shall expressly assume the rights and obligations of the Association herein set forth. The Association further agrees that it will not cease its business activities or terminate its existence, other than as heretofore set forth in this Section, without having made adequate provision for the fulfilling of its obligations hereunder.

F.           This Agreement may be revoked or amended in whole or in part by a writing signed by both of the parties hereto.

G.           This Agreement shall be subject to and construed under the laws of the State of North Carolina.

IN WITNESS THEREOF, the said Association has caused this Agreement to be signed in its Corporate name by its duly authorized officer, and impressed with its corporate seal, attested by its Secretary, and the said Employee has hereunto set his hand and seal, all on the day and year first above written.

ATTEST:	Clyde Savings and Loan Association

Patricia M. Owen	By F. Ed Broadwell (Seal)
President
WITNESS: Patricia M. Owen
Peggy C. Melville (Seal)
(The Employee)

AMENDMENT NO. 1 TO RETIREMENT PAYMENT AGREEMENT

This amendment (this “Amendment”) to that certain Retirement Payment Agreement between the undersigned director and HomeTrust Bank (formerly Clyde Savings and Loan Association) dated September 1, 1987 (the “RPA”) is being entered into by the parties for the purpose of modifying the RPA to comply with Section 409A of the Internal Revenue Code of 1996, as amended (“Section 409A”).

1.	Section 5(D) of the RPA, which provides for the right of the Association to accelerate payments, is hereby deleted.

2.	All other provisions of the RPA shall remain in full force and effect.

This Amendment has been executed by the parties as of this 25th day of November, 2008.

HOMETRUST BANK

By:	/s/ F. Ed Broadwell, Jr.
F. Ed Broadwell, Jr.
Chairman/CEO

/s/ Peggy C. Melville
Peggy C. Melville Director